Exhibit 4.3

                             SL GREEN REALTY CORP.
                 AMENDED 1997 STOCK OPTION AND INCENTIVE PLAN

ARTICLE 1.  GENERAL

         1.1. Purpose. The purpose of the SL Green Realty Corp. Amended 1997 Stock Option and Incentive Plan (the "Plan"), amended as of March 2002, is to provide for certain officers, directors, consultants and key employees, as defined in Section 1.3, of SL Green Realty Corp. (the "Company") and its Affiliates (as defined below) an equity-based incentive to maintain and enhance the performance and profitability of the Company. It is the further purpose of this Plan to permit the granting of awards that will constitute performance based compensation for certain executive officers, as described in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

         1.2. Administration.

         (a) The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), which Committee shall consist of two or more directors, or by the Board. It is intended that the directors appointed to serve on the Committee shall be "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Act")) and "outside directors" (within the meaning of Code Section 162(m)); however, the mere fact that a Committee member shall fail to qualify under either of these requirements shall not invalidate any award made by the Committee which award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.

         (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Plan Agreements, as defined in Section 1.7 of the Plan, executed pursuant to the Plan, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make any determination necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

         (c) The determination of the Committee on all matters relating to the Plan or any Plan Agreement shall be final, binding and conclusive on all persons.

         (d) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

         (e) The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee's authority and duties with respect to awards, including, without limitation, the granting of awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or "covered employees" within the meaning of Section 162(m) of the Code; provided, however, that the Committee may not delegate its authority and duties with respect to awards that have been, or will be, granted to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or President or any Executive Vice President of the Company. Any such delegation by the Committee may, in the sole discretion of the Committee, include a limitation as to the amount of awards that may be awarded during the period of the delegation and may contain guidelines as to the determination of the option exercise price, or price of other awards and the vesting criteria. In the absence of the Committee specifically limiting the amount of awards that may be awarded during the period of the delegation, such delegation shall be deemed to be limited to the granting of awards covering no more than 200,000 shares of Common Stock per year. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate that were consistent with the terms of the Plan.

         (f) The Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan, in which case, the term Committee as used herein shall be deemed to mean the Board.



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         1.3. Persons Eligible for Awards. Awards under the Plan may be made to such officers, directors, consultants and key employees ("key personnel") of the Company or its Affiliates as the Committee shall from time to time in its sole discretion select; provided, however, that ISOs (as defined below) may only be granted to employees of the Company or its Affiliates; and further, provided, that awards to any director who is not an employee of the Company or an Affiliate (an "Independent Director") may only be granted pursuant to the provisions of Article 5 of the Plan.

         1.4. Types of Awards Under Plan.

         (a) Awards may be made under the Plan in the form of (i) stock options ("options"), (ii) restricted stock awards, and (iii) unrestricted stock awards, all as more fully set forth in Articles 2 and 3 of the Plan.

         (b) Options granted under the Plan may be either (i) "nonqualified" stock options ("NQSOs") or (ii) options intended to qualify for incentive stock option treatment described in Code Section 422 ("ISOs").

         (c) All options when granted are intended to be NQSOs, unless the applicable Plan Agreement explicitly states that the option is intended to be an ISO. If an option is intended to be an ISO, and if for any reason such option (or any portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such option (or portion) shall be regarded as a NQSO appropriately granted under the Plan provided that such option (or portion) otherwise meets the Plan's requirements relating to NQSOs.

         1.5. Shares Available for Awards.

         (a) Subject to Section 4.5 (relating to adjustments upon changes in capitalization), as of any date the total number of shares of Common Stock with respect to which awards may be granted under the Plan shall equal the remainder (if any) of 5,725,000 shares of Common Stock, minus the sum of (i) the number of shares of Common Stock subject to outstanding awards (including, without limitation, unexercised or unvested options and restricted stock awards subject to forfeiture restrictions which have not lapsed), (ii) the number of shares of Common Stock in respect of which options have been exercised, (iii) the number of shares of Common Stock issued subject to forfeiture restrictions which have lapsed, and (iv) the number of shares of Common Stock issued without any restrictions.

         In accordance with (and without limitation upon) the preceding sentence, awards may be granted in respect of shares of Common Stock covered by previously granted awards that have expired, terminated or been cancelled or forfeited for any reason whatsoever (other than by reason of exercise or vesting).

         (b) Shares of Common Stock that shall be subject to issuance pursuant to the Plan shall be authorized and unissued or treasury shares of Common Stock, or shares of Common Stock purchased on the open market or from shareholders of the Company for such purpose.

         (c) In any year, a person eligible for awards under the Plan may not be granted awards under the Plan covering a total of more than 700,000 shares of Common Stock.

         1.6. Definitions of Certain Terms.

         (a) The term "Affiliate" as used herein means SL Green Operating Partnership, L.P., S.L. Green Management Corp., eEmerge Inc. and SL Green Management LLC, and any person or entity as subsequently approved by the Board which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

         (b) The term "Cause" shall have the meaning set forth in a person's employment or consulting agreement or in the absence of such an agreement or if such term is not defined in such agreement shall mean a finding by the Committee that the recipient of an award under the Plan has (i) engaged in conduct which is a felony under the laws of the United States or any state or political subdivision thereof; (ii) engaged in conduct constituting breach of fiduciary duty, gross negligence or willful misconduct relating to the Company, fraud or dishonesty or willful or material misrepresentation relating to the business of the Company, or (iii) failed to substantially perform grantee's duties to the Company more than 15 days after receiving notice of such failure from the Company, which notice specifically identifies the manner in which he has failed so to perform.



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         (c) The term "Common Stock" as used herein means the shares of common stock of the Company as constituted on the effective date of the Plan, and any other shares into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

         (d) The "fair market value" (or "FMV") as of any date and in respect of any share of Common Stock shall be:

             (i) if the Common Stock is listed for trading on the New York Stock Exchange, the closing price, regular way, of the Common Stock as reported on the New York Stock Exchange Composite Tape, or if no such reported sale of the Common Stock shall have occurred on such date, on the immediately preceding date on which there was such a reported sale; or

             (ii) the Common Stock is not so listed but is listed on another national securities exchange or authorized for quotation on the National Association of Securities Dealers Inc.'s NASDAQ National Market System ("NASDAQ/NMS"), the closing price, regular way, of the Common Stock on such exchange or NASDAQ/NMS, as the case may be, on which the largest number of shares of Common Stock have been traded in the aggregate on the preceding twenty trading days, or if no such reported sale of the Stock shall have occurred on such date on such exchange or NASDAQ/NMS, as the case may be, on the immediately preceding date on which there was such a reported sale on such exchange or NASDAQ/NMS, as the case may be; or

             (iii) if the Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ/NMS, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if no such prices shall have been so reported for such date, on the immediately preceding date for which such prices were so reported.

         1.7.     Agreements Evidencing Awards.

         (a) Options and restricted stock awards granted under the Plan shall be evidenced by written agreements. Any such written agreements shall (i) contain such provisions not inconsistent with the terms of the Plan as the Committee may in its sole discretion deem necessary or desirable and (ii) be referred to herein as "Plan Agreements."

         (b) Each Plan Agreement shall set forth the number of shares of Common Stock subject to the award granted thereby.

         (c) Each Plan Agreement with respect to the granting of an option shall set forth the amount (the "option exercise price") payable by the grantee to the Company in connection with the exercise of the option evidenced thereby. The option exercise price per share shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted.

         (d) Each Plan Agreement with respect to the granting of a restricted stock award shall set forth the restrictions subject to which the restricted stock award is being made, and the terms and conditions upon which such restrictions shall lapse.

         (e) Any terms and conditions related to awards granted pursuant to the Plan set forth in an employment or consulting agreement shall be deemed incorporated into a Plan Agreement as if set forth therein. Unless otherwise set forth in a Plan Agreement, in the event of any inconsistency between the original Plan Agreement and the terms of an employment or consulting agreement, the terms of the employment or consulting agreement shall control.



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ARTICLE 2.  STOCK OPTIONS

         2.1. Option Awards.

         (a) Grant of Stock Options. The Committee may grant options to purchase shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan.

         (b) Dividend Equivalent Rights. To the extent expressly provided by the Committee in the Plan Agreement, each NQSO granted under this Section 2.1 shall also generate Dividend Equivalent Rights ("DERs"), which shall entitle the grantee to receive an additional share of Common Stock for each DER received upon the exercise of the NQSO, at no additional cost, based on the formula set forth herein. As of the last business day of each calendar quarter, the amount of dividends paid by the Company on each share of Common Stock with respect to that quarter shall be divided by the FMV per share to determine the actual number of DERs accruing on each share subject to the NQSO. Such amount of DERs shall be multiplied by the number of shares covered by the NQSO to determine the number of DERs which accrued during such quarter.

         For example. Assume that a grantee holds a NQSO to purchase 600 shares of Common Stock. Further assume that the dividend per share for the first quarter was $0.10, and that the FMV per share on the last business day of the first quarter was $20. Therefore, .005 DER would accrue per share for that quarter and such grantee would receive three DERs for that quarter (600 X ..005). For purposes of determining how many DERs would accrue during the second quarter, the NQSO would be considered to be for 603 shares of Common Stock.

         2.2. Exercisability of Options. Subject to the other provisions of the Plan:

         (a) Exercisability Determined by Plan Agreement. Each Plan Agreement shall set forth the period during which and the conditions subject to which the option shall be exercisable, as determined by the Committee in its discretion; provided, however, that no option shall be exercisable until the first anniversary of the option's date of grant unless the option is awarded in lieu of cash compensation or bonuses.

         (b) Partial Exercise Permitted. Unless the applicable Plan Agreement otherwise provides, an option granted under the Plan may be exercised from time to time as to all or part of the full number of shares for which such option is then exercisable, in which event the DERs, if any, relating to the portion of the option being exercised shall also be exercised.

         (c) Notice of Exercise; Exercise Date.

             (i) An option shall be exercisable by the filing of a written notice of exercise with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment of the option exercise price in accordance with
                      Section 2.4.

             (ii) Unless the applicable Plan Agreement otherwise provides, or the Committee in its sole discretion otherwise determines, the date of exercise of an option shall be the date the Company receives such written notice of exercise and payment of the option exercise price.

         2.3. Limitation on Exercise. Notwithstanding any other provision of the Plan, no Plan Agreement shall permit an option to be exercisable more than 10 years after the date of grant.

         2.4. Payment of Option Exercise Price.

         (a) Tender Due Upon Notice of Exercise. Unless the applicable Plan Agreement otherwise provides or the Committee in its sole discretion otherwise determines, any written notice of exercise of an option shall be accompanied by payment of the full option exercise price for the shares being purchased.

         (b) Manner of Payment. Payment of the option exercise price shall be made in any combination of the following:



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               (i)     by certified or official bank check payable to the
                       Company (or the equivalent thereof acceptable to the Committee);

               (ii) by personal check (subject to collection), which may in the Committee's discretion be deemed conditional;

               (iii) with the consent of the Committee in its sole discretion, by delivery of previously acquired shares of Common Stock owned by the grantee for at least six months having a fair market value (determined as of the option exercise date) equal to the portion of the option exercise price being paid thereby, provided that the Committee may require the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16(b) of the Act and does not require any Consent (as defined in Section 4.2); and

               (iv) with the consent of the Committee in its sole discretion, by the full recourse promissory note and agreement of the grantee providing for payment with interest on the unpaid balance accruing at a rate not less than that needed to avoid the imputation of income under Code Section 7872 and upon such terms and conditions (including the security, if any, therefor) as the Committee may in its sole discretion determine.

         (c) Cashless Exercise. Payment in accordance with Section 2.4(b) may be deemed to be satisfied, if and to the extent provided in the applicable Plan Agreement, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Common Stock acquired upon exercise to pay for all of the Common Stock acquired upon exercise and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be made at the grantee's direction at the time of exercise, provided that the Committee may require the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16 of the Act and does not require any Consent (as defined in Section 4.2).

         (d) Issuance of Shares. As soon as practicable after receipt of full payment, the Company shall, subject to the provisions of Section 4.2, deliver to the grantee one or more certificates for the shares of Common Stock so purchased, which certificates may bear such legends as the Company may deem appropriate concerning restrictions on the disposition of the shares in accordance with applicable securities laws, rules and regulations or otherwise.

         2.5. Default Rules Concerning Termination of Employment or Cessation of Business Relationship. Subject to the other provisions of the Plan and unless the applicable Plan Agreement, employment agreement or consulting agreement otherwise provides:

         (a) General Rule. All options granted to a grantee shall terminate upon the grantee's termination of employment (or cessation of business relationship) for any reason except to the extent post-employment exercise of the option is permitted in accordance with this Section 2.5.

         (b) Termination for Cause. All unexercised or unvested options granted to a grantee shall terminate and expire on the day a grantee's employment (or business relationship) is terminated for Cause.

         (c) Regular Termination; Leave of Absence. If the grantee's employment (or business relationship) terminates for any reason other than as provided in subsection (b), (d), (e) or (g) of this Section 2.5, any awards granted to such grantee which were exercisable immediately prior to such termination of employment (or cessation of business relationship) may be exercised by the grantee until the earlier of either: (i) 90 days after the grantee's termination of employment (or cessation of business relationship) and (ii) the date on which such options terminate or expire in accordance with the provisions of the Plan (other than this Section 2.5) and the Plan Agreement; provided that the Committee may, in its sole discretion, determine such other period for exercise in the case of a grantee whose employment (or business relationship) terminates solely because the grantee's employer ceases to be an Affiliate or the grantee transfers employment with the Company's consent to a purchaser of a business disposed of by the Company. The Committee may, in its sole discretion, determine (i) whether any leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of employment (or



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cessation of business relationship) for purposes of the Plan and (ii) the effect, if any, of any such leave on outstanding awards under the Plan.

         (d) Retirement. If a grantee's employment terminates by reason of retirement (i.e., the voluntary termination of employment by a grantee after attaining the age of 65), the options exercisable by the grantee immediately prior to the grantee's retirement shall be exercisable by the grantee until the earlier of (i) 12 months after the grantee's retirement and (ii) the date on which such options terminate or expire in accordance with the provisions of the Plan (other than this Section 2.5) and the Plan Agreement.

         (e) Disability. If a grantee's employment (or business relationship) terminates by reason of disability (i.e., a termination of employment (or business relationship) as a result of incapacity due to physical or mental illness or other disability which qualifies grantee (or would qualify grantee if grantee were a participant) to receive benefits under the Company's long-term disability plan), all options granted to the grantee but not exercised before the disability of the grantee, whether or not exercisable by the grantee before the grantee's disability, shall immediately become and be exercisable by the grantee or the personal representative of the grantee until the earlier of (i) 12 months after the grantee's termination of employment (or business relationship) and (ii) the date on which such options terminate or expire in accordance with the provisions of the Plan (other than this Section 2.5) and the Plan Agreement.

         (f) Death After Termination. If a grantee's employment (or business relationship) terminates in the manner described in subsections (c) or (d) of this Section 2.5 and the grantee dies within the period for exercise provided for therein, the options exercisable by the grantee immediately prior to the grantee's death shall be exercisable by the personal representative of the grantee's estate or by the person to whom such options pass under the grantee's will (or, if applicable, pursuant to the laws of descent and distribution) until the earlier of (i) 12 months after the grantee's death and
(ii) the date on which such options terminate or expire in accordance with the provisions of subsections (c) or (d) of this Section 2.5.

         (g) Death Before Termination. If a grantee dies while employed by (or in a business relationship with) the Company or any Affiliate, all options granted to the grantee but not exercised before the death of the grantee, whether or not exercisable by the grantee before the grantee's death, shall immediately become and be exercisable by the personal representative of the grantee's estate or by the person to whom such options pass under the grantee's will (or, if applicable, pursuant to the laws of descent and distribution) until the earlier of (i) 12 months after the grantee's death and
(ii) the date on which such options terminate or expire in accordance with the provisions of the Plan (other than this Section 2.5) and the Plan Agreement.

         (h) Transfer of Employment/Change in Status. A grantee who terminates employment (or a business relationship) with the Company in order to become an employee (or consultant) with an Affiliate, or a grantee who terminates employment (or a business relationship) with an Affiliate in order to become an employee (or consultant) with the Company, or a grantee who changes status as an employee to become a consultant or director (or consultant to become an employee or director, or a director to become a consultant or employee) with either the Company or an Affiliate shall not be deemed to have terminated employment (or a business relationship) for purposes of the Plan.

         2.6. Special ISO Requirements. In order for a grantee to receive special tax treatment with respect to stock acquired under an option intended to be an ISO, the grantee of such option must be, at all times during the period beginning on the date of grant and ending on the day three months before the date of exercise of such option, an employee of the Company or any of the Company's parent or subsidiary corporations (within the meaning of Code
Section 424), or of a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which Code Section 424(a) applies. If an option granted under the Plan is intended to be an ISO, and if the grantee, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the grantee's employer corporation or of its parent or subsidiary corporation, then (i) the option exercise price per share shall in no event be less than 110% of the fair market value of the Common Stock on the date of such grant and (ii) such option shall not be exercisable after the expiration of five years after the date such option is granted. If the aggregate Fair Market Value of the Common Stock with respect to which ISOs first become exercisable by a grantee in any calendar year exceeds the limit determined in accordance with the provisions of Section 422 of the Code (the "Limit") taking into account the Common Stock subject to all ISOs granted by the Company that are held by the grantee, the excess will be treated as NQSOs. To determine whether the Limit is exceeded, the Fair Market Value of the Common Stock subject to options shall be determined as of the grant dates of the options. In reducing the number of options treated as ISOs to meet the Limit, the most



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recently granted options will be reduced first. If a reduction of simultaneously granted options is necessary to meet the Limit, the Committee may designate which Shares are to be treated as Shares acquired pursuant to an ISO. A grantee who is granted an ISO shall be required to notify the Committee of any disposition of any Common Stock issued upon the exercise of the ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions, a "Disqualifying Disposition"), within ten
(10) business days after such Disqualifying Disposition.

ARTICLE 3.  RESTRICTED STOCK AND UNRESTRICTED STOCK AWARDS

         3.1. Restricted Stock Awards.

         (a) Grant of Awards. The Committee may grant restricted stock awards, alone or in tandem with other awards, under the Plan in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that the grant of any such restricted stock awards may be made only in lieu of cash compensation and bonuses. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of employment with the Company or any Affiliate, upon the attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion. Unless granted in lieu of a specific cash payment, no restricted stock award shall be vested until the first anniversary of the award's date of grant.

         (b) Payment. Each Plan Agreement with respect to a restricted stock award shall set forth the amount (if any) to be paid by the grantee with respect to such award. If a grantee makes any payment for a restricted stock award which does not vest, appropriate payment may be made to the grantee following the forfeiture of such award on such terms and conditions as the Committee may determine. The Committee shall have the authority to make or authorize loans to finance, or to otherwise accommodate the financing of, the acquisition or exercise of a restricted stock award.

         (c) Expiration. Notwithstanding any other provision of the Plan, no Plan Agreement shall permit a restricted stock to remain subject to restrictions for more than 10 years after the date of grant. In the event the restrictions have not lapsed 10 years after the date of grant, the restricted stock award shall expire and be automatically cancelled.

         (d) Forfeiture upon Termination of Employment. Unless the applicable Plan Agreement otherwise provides or the Committee otherwise determines, (i) if a grantee's employment (or business relationship) terminates for any reason (including death or disability) before all of grantee's restricted stock awards have vested, such restricted stock awards shall terminate and expire upon such termination of employment (or cessation of business relationship), and (ii) in the event any condition to the vesting of restricted stock awards is not satisfied within the period of time permitted therefore, such unvested shares shall be returned to the Company.

         (e) Issuance of Shares. The Committee may provide that one or more certificates representing restricted stock awards shall be registered in the grantee's name and bear an appropriate legend specifying that such shares are not transferable and are subject to the terms and conditions of the Plan and the applicable Plan Agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the grantee until such shares vest or are forfeited, all on such terms and conditions as the Committee may determine. Unless the applicable Plan Agreement otherwise provides, no share of restricted stock may be assigned, transferred, otherwise encumbered or disposed of by the grantee until such share has vested in accordance with the terms of such award. Subject to the provisions of Section 4.2, as soon as practicable after any restricted stock award shall vest, the Company shall issue or reissue to the grantee (or to the grantee's designated beneficiary in the event of the grantee's death) one or more certificates for the Common Stock represented by such restricted stock award.

         (f) Grantees' Rights Regarding Restricted Stock. Unless the applicable Plan Agreement otherwise provides: (i) a grantee may vote and receive dividends on restricted stock awarded under the Plan; and (ii) any stock received as a distribution with respect to a restricted stock award shall be subject to the same restrictions as such restricted stock.

         3.2. Unrestricted Shares. The Committee may issue stock under the Plan, alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine; provided,



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however, that the grant of any such unrestricted stock awards may be made only in lieu of cash compensation and bonuses.

ARTICLE 4.  MISCELLANEOUS

         4.1. Amendment of the Plan; Modification of Awards.

         (a) Plan Amendments. The Board may, without stockholder approval, at any time and from time to time suspend, discontinue or amend the Plan in any respect whatsoever, except that no such amendment shall impair any rights under any award theretofore made under the Plan without the consent of the grantee of such award and except that stockholder approval of any amendment shall be obtained to the extent required by applicable law.

         (b) Award Modifications. Subject to the terms and conditions of the Plan (including Section 4.1(a)), the Committee may amend outstanding Plan Agreements with such grantee, including, without limitation, any amendment which would (i) accelerate the time or times at which an award may vest or become exercisable and/or (ii) extend the scheduled termination or expiration date of the award, provided, however, that no amendment having a material adverse effect upon the interest of a grantee in an award shall be made without the consent of such grantee and no amendment adjusting the option exercise price per share specified in a Plan Agreement evidencing a stock option award (or cancellation and re-grant to effect a re-pricing) shall be made without approval of the Company's shareholders unless such adjustment occurs pursuant to Section 4.5.

         4.2. Restrictions.

         (a) Consent Requirements. If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the acquisition, issuance or purchase of shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. Without limiting the generality of the foregoing, the Committee shall be entitled to determine not to make any payment whatsoever until Consent has been given if
(i) the Committee may make any payment under the Plan in cash, Common Stock or both, and (ii) the Committee determines that Consent is necessary or desirable as a condition of, or in connection with, payment in any one or more of such forms.

         (b) Consent Defined. The term "Consent" as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or other self-regulatory organization or under any federal, state or local law, rule or regulation, (ii) the expiration, elimination or satisfaction of any prohibitions, restrictions or limitations under any federal, state or local law, rule or regulation or the rules of any securities exchange or other self-regulatory organization, (iii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and (iv) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies or any parties to any loan agreements or other contractual obligations of the Company or any Affiliate.

         4.3. Nontransferability. No award granted to any grantee under the Plan or under any Plan Agreement shall be assignable or transferable by the grantee other than by will or by the laws of descent and distribution. During the lifetime of the grantee, all rights with respect to any award granted to the grantee under the Plan or under any Plan Agreement shall be exercisable only by the grantee. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in a Plan Agreement granting NQSOs that the grantee may transfer, without consideration for the transfer, grantee's NQSOs to members of grantee's family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Plan Agreement.

         4.4. Withholding Taxes.

         (a) Whenever under the Plan shares of Common Stock are to be delivered pursuant to an award, the Committee may require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. Whenever cash is to be paid under the Plan, the Company may, as a condition of its payment, deduct therefrom, or from any salary or other payments due to the grantee, an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto or to the delivery of any shares of Common Stock under the Plan.

         (b) Without limiting the generality of the foregoing, the Committee may in its sole discretion permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the award giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date such award was exercised).

         4.5. Adjustments Upon Changes in Capitalization. If and to the extent specified by the Committee, the number of shares of Common Stock which may be issued pursuant to awards under the Plan, the maximum number of options which may be granted to any one person in any year, the number of shares of Common Stock subject to awards, the option exercise price of options theretofore granted under the Plan, and the amount payable by a grantee in respect of an award, shall be appropriately adjusted (as the Committee may determine) for any change in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend after the effective date of the Plan, or other change in such shares of Common Stock effected without receipt of consideration by the Company; provided that any awards covering fractional shares of Common Stock resulting from any such adjustment shall be eliminated and provided further, that each ISO granted under the Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an ISO within the meaning of Code Section 422. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

         4.6. Right of Discharge Reserved. Nothing in the Plan or in any Plan Agreement shall confer upon any person the right to continue in the employment of the Company or an Affiliate or affect any right which the Company or an Affiliate may have to terminate the employment of such person.

         4.7. No Rights as a Stockholder. No grantee or other person shall have any of the rights of a stockholder of the Company with respect to shares subject to an award until the issuance of a stock certificate to grantee for such shares. Except as otherwise provided in Section 4.5, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

         4.8. Nature of Payments.

         (a) Any and all awards or payments hereunder shall be granted, issued, delivered or paid, as the case may be, in consideration of services performed for the Company or for its Affiliates by the grantee.

         (b) No such awards and payments shall be considered special incentive payments to the grantee or, unless otherwise determined by the Committee, be taken into account in computing the grantee's salary or compensation for the purposes of determining any benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate or (ii) any agreement between the Company or any Affiliate and the grantee.

         (c) By accepting an award under the Plan, the grantee shall thereby waive any claim to continued exercisability or vesting of an award or to damages or severance entitlement related to non-continuation of the award beyond the period provided herein or in the applicable Plan Agreement, notwithstanding any contrary provision in any written employment contract with the grantee, whether any such contract is executed before or after the grant date of the award.

         4.9. Non-Uniform Determinations. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the

Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan Agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 2.7(c).

         4.10. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company, any Affiliate or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

         4.11. Reorganization.

         (a) In the event (i) that the Company is merged or consolidated with another corporation and, whether or not the Company shall be the surviving corporation, there shall be any change in the shares of Common Stock by reason of such merger or consolidation, (ii) that all or substantially all of the stock or assets of the Company are acquired by another person, (iii) of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a "Reorganization Event"), or (iv) in the event that the Board shall propose that the Company enter into a Reorganization Event, then, in addition to (and without limitation upon) the right of the Committee to amend outstanding awards pursuant to Section 4.1(b), the Committee may, in its sole discretion, by written notice to a grantee, provide that grantee's options will be terminated unless exercised within 30 days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice; provided that if, and to the extent that, the Committee takes such action with respect to the grantee's options not yet exercisable, the Committee shall also accelerate the dates upon which such options shall be exercisable. The Committee also may in its discretion by written notice to a grantee provide that all or some of the restrictions on any of the grantee's restricted stock awards may lapse in the event of a Reorganization Event upon such terms and conditions as the Committee may determine.

         (b) Whenever deemed appropriate by the Committee, the actions referred to in Section 4.11(a) may be made conditional upon the consummation of the applicable Reorganization Event.

         4.12. Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

         4.13. Effective Date and Term of Plan.

         (a) The Plan shall be deemed adopted and become effective on May 14, 2002 which is the date of the approval thereof by the shareholders of the Company.

         (b) The Plan shall terminate 10 years after the date on which it becomes effective, and no awards shall thereafter be made under the Plan. Notwithstanding the foregoing, all awards made under the Plan prior to such termination date shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan Agreement.

         4.14. Governing Law. The Plan shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

ARTICLE 5.  STOCK OPTIONS GRANTED TO INDEPENDENT DIRECTORS

         5.1. Automatic Grant of Options. Each Independent Director appointed or elected for the first time shall automatically be granted a NQSO to purchase 6,000 shares of Common Stock on the Independent Director's date of appointment or election which NQSO shall vest on the one year anniversary of grant. The option exercise price per share for the Common Stock covered by a NQSO granted pursuant to this Section 5.1 shall be equal to the FMV of the Common Stock on the date the NQSO is granted.

         5.2 Discretionary Grant of Options, Restricted Stock or Unrestricted Stock. The Board may grant additional NQSOs or restricted stock or issue unrestricted stock to an Independent Director in such amounts and subject to such terms and conditions as the Board shall from time to time in its sole discretion determine, subject to the provisions of the Plan; provided, that unless granted in lieu of a specific cash payment, no restricted stock award shall be vested until the first anniversary of the award's date of grant, and further, provided, that unrestricted stock may only be issued in lieu of director fees. Any such grant may vary among individual Independent Directors.

         5.3. Termination of Service. Subject to the other provisions of the Plan and unless the Plan Agreement, employment agreement or consulting agreement otherwise provides:

         (a) All awards granted to an Independent Director shall terminate upon the Independent Director's termination of service as a member of the Board for any reason except to the extent permitted in accordance with this
Section 5.3.

         (b) If an Independent Director ceases to be a member of the Board other than as provided in subsection (c) of this Section 5.3, any options granted to such Independent Director which were exercisable by the Independent Director immediately prior to such termination of service may be exercised by the grantee until the earlier of: (i) twelve months after such Independent Director ceases to be a member of the Board and (ii) the date on which such options terminate or expire in accordance with the provisions of the Plan (other than this subsection (b) of Section 5.3) and the Plan Agreement. Notwithstanding the foregoing, that all unexercised or unvested options granted to an Independent Director shall terminate immediately on the date on which an Independent Director ceases to be a member of the Board by reason of termination on account of any act of (i) fraud or intentional misrepresentation or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate.

         (c) If an Independent Director dies or becomes disabled while serving as a member of the Board, all options granted to such Independent Director but not exercised before the death or disability of such Independent Director, whether or not exercisable by the Independent Director before the Independent Director's death or disability, shall immediately become and be exercisable by the personal representative of the Independent Director's estate or by the person to whom such options pass under the Independent Director's will (or, if applicable, pursuant to the laws of descent and distribution) or in the case of disability by the Independent Director or the personal representative of the Independent Director until the earlier of: (i) twelve months after such Independent Director ceases to be a member of the Board and (ii) the date on which such options terminate or expire in accordance with the provisions of the Plan (other than this subsection (c) of Section 5.2) and the Plan Agreement.

         (d) If an Independent Director's service as a member of the Board terminates for any reason (including death or disability) before all of the Independent Director's restricted stock awards have vested, such restricted stock awards shall terminate and expire upon such termination of service and in the event any condition to the vesting of restricted stock awards is not satisfied within the period of time permitted therefore, such unvested shares shall be returned to the Company.

         5.4. Limited to Independent Directors. The provisions of this Article 5 and all other provisions of this Plan to the extent not inconsistent with the provisions of this Article 5 shall apply all awards granted pursuant to this Article 5. The provisions of this Article 5 shall apply only to awards granted to Independent Directors and shall not be deemed to modify, limit or otherwise apply to any other provision of this Plan or to any award issued under this Plan to a participant who is not an Independent Director. To the extent inconsistent with the provisions of any other Section of this Plan, the provisions of this Article 5 shall govern the rights and obligations of the Company and Independent Directors respecting awards granted to Independent Directors.